Exhibit 10.4

Description of Fiscal 2015 Annual Incentive Plan
On May 15, 2014, following the recommendation of the Compensation Committee (the "Compensation Committee") of the Board of Directors (the "Board") of Black Box Corporation (the "Company"), the Board approved an annual incentive bonus plan (the "FY15 Annual Incentive Plan") under the Black Box Corporation 2008 Long-Term Incentive Plan (the "2008 Plan") for the fiscal year ending March 31, 2015 ("Fiscal 2015"). The performance goals for the FY15 Annual Incentive Plan are, as defined below, "operating earnings per share," "adjusted operating margin percent," "organic revenue growth" and "free cash flow." These last two metrics replaced "adjusted EBITDA" and "DSOs" which had been used as performance metrics in previous annual incentive plans.
"Operating earnings per share" means "operating net income" divided by weighted average common shares outstanding (diluted) with "operating net income" meaning net income plus "Reconciling Items" (as defined below); "adjusted operating margin percent" means operating income plus Reconciling Items (as applicable to this metric) divided by total revenues; "organic revenue growth" means total revenues excluding the impact of currency changes and the impact of acquisitions or dispositions; and "free cash flow" means cash from operations less net capital expenditures and excludes the impact of currency changes. "Reconciling Items" means: (i) intangibles amortization; (ii) asset write-up expense on acquisitions; (iii) expenses, settlements, judgments and fines associated with material litigation ($500,000 or greater per matter); (iv) changes in fair value of any interest-rate swaps; (v) the impact of any goodwill impairment; (vi) the effect of changes in tax laws or accounting principles affecting reported results; and (vii) restructuring expense in excess of $3 million in any fiscal year.
The performance goals for the FY15 Annual Incentive Plan will be equally weighted. Under the FY15 Annual Incentive Plan, the achievement of the performance goals at 85% of target (50% of target for the organic revenue growth performance goal) will result in a payout of 50% of targeted annual bonus; the achievement of the performance goals at 100% of target will result in a payout of 100% of targeted annual bonus; and the achievement of the performance goals at 115% of target (150% of target for the organic revenue growth performance goal) will result in a payout of 150% of targeted annual bonus. The achievement of the performance goals at target levels between the levels of target performance stated above will result in payouts of targeted annual bonus amounts calculated on a straight-line basis. The Compensation Committee retained negative discretion to decrease the amount of any award earned under the FY15 Annual Incentive Plan.
The Compensation Committee made, and the Board approved, targeted annual bonus awards under the FY15 Annual Incentive Plan to the Company's executive officers as follows: Michael McAndrew, President and CEO - 100% of base salary or $550,000; Kenneth P. Davis, Executive Vice President - 100% of base salary or $400,000; Timothy C. Huffmyer, Vice President, Chief Financial Officer and Treasurer - 70% of base salary or $231,000; and Ronald Basso, Executive Vice President - 80% of base salary or $280,000. Key, nonexecutive officer employees are also participating in the FY15 Annual Incentive Plan generally on the same terms as the executive officers.
The Company, in the future, may adopt an annual incentive plan similar to the FY15 Annual Incentive Plan with the performance goals set forth in the FY15 Annual Incentive Plan or with other performance goals as permitted under the 2008 Plan.